As filed with the Securities and Exchange Commission on March 20, 2018
Registration No. 333-200617

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Post-Effective Amendment No. 10
to
FORM S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________
NorthStar/RXR New York Metro Real Estate, Inc.
(Exact name of registrant as specified in its governing instruments)

David Schwarz
Chief Executive Officer and President
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________
Ann B. Harrington
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
General Counsel and Secretary
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________
With a copy to:
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
______________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-200617
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (File No. 333-200617) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.

(b)	Exhibits:

Exhibit Number	Description
23.1	Consent of Grant Thornton LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 20, 2018.

NorthStar/RXR New York Metro Real Estate, Inc.

By:	/s/ David Schwarz
David Schwarz
Chief Executive Officer and President

POWER OF ATTORNEY
We, the undersigned officers and directors of NorthStar/RXR New York Metro Real Estate, Inc., and each of us, do hereby constitute and appoint David Schwarz and Ann B. Harrington our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to the registration statement filed herewith as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and generally do all such things in our names and in our capacities as officers and directors to enable NorthStar/RXR New York Metro Real Estate, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities indicated on March 20, 2018.

Signature	Title

/s/ David Schwarz	Chief Executive Officer, President and Director
David Schwarz	(Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Scott H. Rechler
Scott H. Rechler	Chairman and Director

/s/ Dianne Hurley
Dianne Hurley	Director

/s/ Lawrence J. Waldman
Lawrence J. Waldman	Director

/s/ Winston W. Wilson
Winston W. Wilson	Director

/s/ David Schwarz
David Schwarz, *as attorney-in-fact